Exhibit 99.1.2

Preferred Stock

PROXY

FIRST COMMUNITY CAPITAL CORPORATION

This Proxy is solicited by the Board of Directors for use

at the Special Meeting of Shareholders on July 29, 2005

The undersigned shareholder of First Community Capital Corporation (“FIRST COMMUNITY”) hereby constitutes and appoints Nigel J. Harrison and James M. McElray, and each of them, attorneys, agents and proxies with full power of substitution, to vote the number of shares of preferred stock of First Community which the undersigned would be entitled to vote if personally present at the special meeting of shareholders of First Community to be held at 10:00 a.m., local time, on Friday, July 29, 2005, and at any adjournments thereof (the “special meeting”), with respect to the proposals described in the Proxy Statement-Prospectus and the Notice of Special Meeting of Shareholders, which are part of the Registration Statement on Form S-4 of Wells Fargo & Company (“Wells Fargo”), dated June 24, 2005, timely receipt of which are hereby acknowledged.

This Proxy may be revoked at any time before it is exercised.

1.	Proposal to approve the Agreement and Plan of Reorganization (the “Agreement”) dated September 1, 2004, as amended on November 30, 2004 by and between First Community and Wells Fargo, pursuant to which a wholly owned subsidiary of Wells Fargo will merge into First Community and First Community will become a wholly owned subsidiary of Wells Fargo, as described in the Proxy Statement-Prospectus.

For  ☐                                Against  ☐                                Abstain  ☐

2.	In their discretion, upon any other matter that may properly come before the special meeting or any postponement or adjournment thereof.

Shares of First Community preferred stock will be voted as specified in this Proxy. Unless otherwise specified, this Proxy will be voted “FOR” the proposal to approve the Agreement. If any other matter is properly presented at the special meeting or any postponement or adjournment thereof, the Proxy will be voted in accordance with the judgment of the persons appointed as proxies.

IMPORTANT: PLEASE DATE AND SIGN THE PROXY BELOW.

The Board of Directors of First Community unanimously recommends a vote “FOR” proposal 1. Such votes are hereby solicited on behalf of the Board of Directors.

Please sign, date and return this proxy promptly using the enclosed envelope.

Please sign exactly as your name appears on the certificate(s) representing your share(s) of preferred stock of First Community. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please give full title as such. If shares are held by a corporation, please sign the full corporate name by president or other authorized officer. If shares are held by a partnership or other entity, please sign the full partnership or other entity name by authorized person.

Dated                                 , 2005

(Signature of Shareholder)

(Print Name of Shareholder)

(Signature of Shareholder)

(Print Name of Shareholder)